FOR IMMEDIATE RELEASE

FERRO DECLARES REGULAR QUARTERLY DIVIDEND

CLEVELAND, Ohio – March 7, 2005 – Directors of Ferro Corporation (NYSE:FOE) have declared a regular quarterly dividend of 14.5 cents per share of common stock. The dividend is payable on June 10, 2005 to shareholders of record on May 13, 2005.

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Tom Gannon, 216-875-6205.

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